Exhibit 99.1

Press Release
October 29, 2009
Holly Energy Partners, L.P. Reports Third Quarter Results
Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported its financial results for the third quarter of 2009. For the quarter, distributable cash flow was a record $20.7 million, up $4.9 million or 31% from the same period last year. For the nine months ended September 30, 2009, distributable cash flow was $51.7 million, up $8.2 million or 19% from the same period last year. Net income attributable to HEP for the third quarter of 2009 was $16.5 million ($0.78 per basic and diluted limited partner unit) compared to $6.6 million ($0.34 per basic and diluted limited partner unit) for the same period of 2008. Net income attributable to HEP for the nine months ended September 30, 2009 was $38.4 million ($1.89 per basic and diluted limited partner unit) compared to $18.2 million ($0.95 per basic and diluted limited partner unit) for the same period of 2008. On October 22, 2009, we announced our 2009 third quarter distribution of $0.795 per unit, representing our twentieth consecutive quarterly increase since our initial public offering and a 5% increase over our distribution for the third quarter of 2008.
Commenting on the third quarter results for 2009, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “I’m extremely pleased with our quarterly results. For the third quarter, our distributable cash flow reached a new record quarterly level. EBITDA was $29.9 million, an increase of $12.2 million or 69% over the same period of 2008. During the quarter, we benefited from increased shipments on our refined product, intermediate and crude pipeline systems as a result of increased production attributable to Holly Corporation’s (“Holly”) 15,000 bpd Navajo refinery capacity expansion in the first quarter of 2009, as well as from our 2009 asset acquisitions. These acquisitions consist of a 25% interest in the SLC Pipeline, the 65-mile 16” pipeline running from Lovington to Artesia, New Mexico and certain loading racks located at Holly’s Tulsa refinery. Furthermore, on October 20, 2009 we announced an agreement with Sinclair Oil Company (“Sinclair”) to purchase logistics and storage assets at Sinclair’s Tulsa, Oklahoma refinery. Separately, Holly announced an agreement to purchase Sinclair’s Tulsa refinery. In conjunction with these transactions, we expect to enter into an agreement with Holly to provide certain storage, loading, delivery and receiving services associated with the new assets. The Tulsa asset acquisitions will present tremendous opportunities to expand our footprint into new markets. Additionally, we continue to explore additional organic and external growth opportunities that will further enhance unitholder value.”
Total revenues for the third quarter of 2009 were $42.7 million, a $13.2 million increase compared to the three months ended September 30, 2008. This increase was due to overall increased shipments on our pipeline systems, the effect of the July 2009 annual tariff increases on affiliate pipeline shipments and an increase in previously deferred revenue realized. Increased volumes attributable to Holly’s recent refinery expansion, including volumes shipped on our new 16” pipeline, contributed to a 24% increase in affiliate pipeline shipments. Additionally, third-party refined product shipments were up for the quarter compared to last year’s third quarter, which were down as a result of limited production resulting from an explosion and fire at Alon’s Big Spring refinery in the first quarter of 2008.
•	Revenues from our refined product pipelines were $24.8 million, an increase of $8.4 million compared to the third quarter of 2008. This increase was due to increased shipments on our refined product pipeline system, the effect of the July 2009 annual tariff increase on affiliate refined product shipments and a $3.4 million increase in previously deferred revenue realized. Shipments on our refined product pipeline system increased to an average of 154.4 thousand barrels per day (“mbpd”) compared to 104.2 mbpd for the same period last year.

•	Revenues from our intermediate pipelines were $5.4 million, an increase of $2.4 million compared to the third quarter of 2008. This increase was due to increased shipments on our intermediate pipeline system including volumes shipped on our new 16” pipeline, the effect of the July 2009 annual tariff increase on intermediate pipeline shipments and a $0.4 million increase in previously deferred revenue realized. Shipments on our intermediate product pipeline system increased to an average of 88.1 mbpd compared to 54.6 mbpd for the same period last year.

•	Revenues from our crude pipelines were $7.6 million, an increase of $0.8 million compared to the third quarter of 2008. Shipments on our crude pipeline system increased to an average of 143.9 mbpd compared to 132.1 mbpd for the same period last year.

•	Revenues from terminal, tankage and loading rack fees were $5.1 million, an increase of $1.6 million compared to the third quarter of 2008. This increase includes $0.5 million in revenues attributable to volumes transferred via our Tulsa loading racks beginning August 1, 2009.
Total revenues for the nine months ended September 30, 2009 were $115.5 million, a $31.9 million increase compared to the nine months ended September 30, 2008. This increase was due to overall increased shipments on our pipeline systems, increased revenues attributable to our crude pipeline assets acquired in the first quarter of 2008, the effect of annual tariff increases on affiliate pipeline shipments and an increase in previously deferred revenue realized. With respect to affiliate shipments, reported volumes for the nine months ended September 30, 2009 have been impacted by the effects of reduced production during Holly’s planned maintenance turnaround of its Navajo refinery in the first quarter of 2009. Additionally, third-party refined product shipments were up for the current year-to-date period compared to last year’s, which were down as a result of limited production resulting from an explosion and fire at Alon’s Big Spring refinery in the first quarter of 2008.
•	Revenues from our refined product pipelines were $69.6 million, an increase of $21.4 million compared to the first nine months of 2008. This increase was due to increased shipments on our refined product pipeline system, the effect of the annual tariff increase on affiliate refined product shipments and a $9.7 million increase in previously deferred revenue realized. Shipments on our refined product pipeline system increased to an average of 145.0 mbpd compared to 111.5 mbpd for the same period last year.

•	Revenues from our intermediate pipelines of $11.4 million, an increase of $2.4 million compared to the first nine months of 2008. This increase was due to increased shipments on our intermediate pipeline system, the effect of annual tariff increase on intermediate pipeline shipments and a $0.7 million increase in previously deferred revenue realized. Shipments on our intermediate product pipeline system increased to an average of 64.5 mbpd compared to 58.0 mbpd for the same period last year.

•	Revenues from our crude pipelines were $21.2 million, an increase of $5.7 million compared to the first nine months of 2008. This increase was due to the realization of revenues from crude oil shipments for a full nine-month period during the nine months ended September 30, 2009 compared to seven months of shipments during the same period last year due to the commencement of operations on March 1, 2008 and increased shipments on our crude pipeline system. Shipments on our crude pipeline system increased to an average of 136.3 mbpd during the nine months ended September 30, 2009 compared to 132.5 mbpd for the months of March through September 2008.

•	Revenues from terminal, tankage and loading rack fees were $13.2 million, an increase of $2.4 million compared to the first nine months of 2008. This increase includes $0.5 million in revenues attributable to volumes transferred via our Tulsa loading racks beginning August 1, 2009.
Our revenues for the three and nine months ended September 30, 2009 include the recognition of $5.1 million and $13.8 million, respectively, of prior shortfalls billed to shippers in 2008 as they did not meet their minimum volume commitments in any of the subsequent four quarters. Additionally, deferred revenue in our consolidated balance sheets at September 30, 2009 is $7.6 million. Although shortfall billings are initially recorded as deferred revenue, they are included in our distributable cash flow as they occur. These deferred revenue amounts are later recognized as revenue and included in net income within a one year period either when a shipper exceeds its minimum volume commitments and is able to utilize these shortfall payments as a credit or when a shipper’s rights to these shortfall payments expire and are no longer subject to recapture.
Operating costs and expenses were $20.1 million and $58.3 million for the three and nine months ended September 30, 2009, an increase of $1.6 million and $7.0 million compared to the same periods of 2008, respectively. These increases were due to increased costs attributable to higher throughput volumes and higher depreciation expense. Additionally, operating costs and expenses for the nine months ended September 30, 2009 reflect crude pipeline operating costs for a full nine-month period compared to seven months in 2008 due to the commencement of our crude pipeline operations on March 1, 2008. Furthermore, under new accounting requirements effective January 1, 2009, we were required to expense rather than capitalize certain acquisition costs of $2.5 million associated with our March 2009 acquisition of a 25% interest in the SLC Pipeline from Plains All American Pipeline, L.P. (“Plains”).
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=63066.
An audio archive of this webcast will be available using the link above through November 12, 2009.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
Holly Corporation operates through its subsidiaries a 100,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico, a 31,000 bpsd refinery in Woods Cross, Utah and an 85,000 bpsd refinery in Tulsa, Oklahoma. A Holly Corporation subsidiary owns a 41% interest (including the general partner interest) in the Partnership.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products and crude oil in markets we serve;

•	Our ability to successfully purchase and integrate additional operations in the future;

•	Our ability to complete previously announced pending or contemplated acquisitions;

•	The availability and cost of additional debt and equity financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes The following tables present income, distributable cash flow and volume information for the three and nine months ended September 30, 2009 and 2008.

	Three Months Ended
	September 30,		Change from
	2009	2008	2008
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$12,267	$10,553	$1,714
Affiliates — intermediate pipelines	5,370	2,953	2,417
Affiliates — crude pipelines	7,563	6,776	787

	25,200	20,282	4,918

Third parties — refined product pipelines	12,491	5,773	6,718

	37,691	26,055	11,636

Terminals, refinery tankage and loading racks:
Affiliates	3,159	2,455	704
Third parties	1,894	1,001	893

	5,053	3,456	1,597

Total revenues	42,744	29,511	13,233

Operating costs and expenses:
Operations	11,450	11,033	417
Depreciation and amortization	6,820	5,884	936
General and administrative	1,848	1,596	252

	20,118	18,513	1,605

Operating income	22,626	10,998	11,628

Other income (expense):
Equity in earnings of SLC Pipeline	711	—	711
Interest income	2	25	(23)
Interest expense, including amortization	(6,418)	(5,161)	(1,257)
Other	—	1,007	(1,007)

Income before income taxes	16,921	6,869	10,052

State income tax	(113)	(84)	(29)

Net income(8)	16,808	6,785	10,023

Less noncontrolling interest in net income(8)	269	164	105

Net Income attributable to HEP(8)	16,539	6,621	9,918

Less general partner interest in net income attributable to HEP, including incentive distributions (1)	2,022	1,008	1,014

Limited partners’ interest in net income attributable to HEP	$14,517	$5,613	$8,904

Limited partners` per unit interest in net income attributable to HEP — basic and diluted(1)(9)	$0.78	$0.34	$0.44

Weighted average limited partners’ units outstanding	18,520	16,328	2,192

EBITDA(2)	$29,888	$17,725	$12,163

Distributable cash flow (3)	$20,678	$15,749	$4,929

Volumes — barrels per day (“bpd”)(4)
Pipelines:
Affiliates — refined product pipelines	98,987	79,192	19,795
Affiliates — intermediate pipelines	88,053	54,583	33,470
Affiliates — crude pipelines	143,902	132,120	11,782

	330,942	265,895	65,047

Third parties — refined product pipelines	55,384	25,046	30,338

	386,326	290,941	95,385

Terminals and loading racks:
Affiliates	122,413	102,128	20,285
Third parties	44,459	27,845	16,614

	166,872	129,973	36,899

Total for pipelines and terminal assets (bpd)	553,198	420,914	132,284

	Nine Months Ended
	September 30,		Change from
	2009	2008	2008
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$31,186	$28,994	$2,192
Affiliates — intermediate pipelines	11,438	9,002	2,436
Affiliates — crude pipelines	21,215	15,524	5,691

	63,839	53,520	10,319
Third parties — refined product pipelines	38,459	19,289	19,170

	102,298	72,809	29,489

Terminals, refinery tankage and loading racks:
Affiliates	7,907	7,690	217
Third parties	5,265	3,063	2,202

	13,172	10,753	2,419

Total revenues	115,470	83,562	31,908

Operating costs and expenses:
Operations	33,332	30,745	2,587
Depreciation and amortization	19,929	16,259	3,670
General and administrative	4,990	4,241	749

	58,251	51,245	7,006

Operating income	57,219	32,317	24,902

Other income (expense):
Equity in earnings of SLC Pipeline	1,309	—	1,309
SLC Pipeline acquisition costs	(2,500)	—	(2,500)
Interest income	10	146	(136)
Interest expense, including amortization	(16,225)	(14,201)	(2,024)
Other	65	1,043	(978)

Income before income taxes	39,878	19,305	20,573

State income tax	(317)	(237)	(80)

Net income(8)	39,561	19,068	20,493

Less noncontrolling interest in net income(8)	1,191	834	357

Net Income attributable to HEP(8)	38,370	18,234	20,136

Less general partner interest in net income attributable to HEP, including incentive distributions (1)	5,163	2,736	2,427

Limited partners’ interest in net income attributable to HEP	$33,207	$15,498	$17,709

Limited partners` per unit interest in net income attributable to HEP — basic and diluted(1)(9)	$1.89	$0.95	$0.94

Weighted average limited partners’ units outstanding	17,546	16,279	1,267

EBITDA(2)	$74,831	$48,785	$26,046

Distributable cash flow (3)	$51,677	$43,452	$8,225

Volumes — barrels per day (“bpd”)(4)
Pipelines:
Affiliates — refined product pipelines	85,489	79,852	5,637
Affiliates — intermediate pipelines	64,494	58,014	6,480
Affiliates — crude pipelines	136,315	103,465	32,850

	286,298	241,331	44,967
Third parties — refined product pipelines	59,471	31,635	27,836

	345,769	272,966	72,803
Terminals and loading racks:
Affiliates	106,969	107,611	(642)
Third parties	42,873	32,073	10,800

	149,842	139,684	10,158

Total for pipelines and terminal assets (bpd)	495,611	412,650	82,961

(1)	Net income attributable to HEP is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions for the three and nine months ended September 30, 2009 were $1.7 million and $4.5 million, respectively. General partner incentive distributions for the three and nine months ended September 30, 2008 were $0.9 million and $2.4 million, respectively. HEP net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in HEP net income.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to HEP plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.
Set forth below is our calculation of EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands)
Net income attributable to HEP	$16,539	$6,621	$38,370	$18,234

Add (Subtract):
Interest expense	5,314	4,902	15,396	13,462
Amortization of discount and deferred debt issuance costs	176	259	529	739
Increase in interest expense — change in fair value of interest rate swaps	928	—	300	—
Interest income	(2)	(25)	(10)	(146)
State income tax	113	84	317	237
Depreciation and amortization	6,820	5,884	19,929	16,259

EBITDA	$29,888	$17,725	$74,831	$48,785

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of equity in excess cash flows over earnings of SLC Pipeline and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands)
Net income attributable to HEP	$16,539	$6,621	$38,370	$18,234

Add (Subtract):
Depreciation and amortization	6,820	5,884	19,929	16,259
Amortization of discount and deferred debt issuance costs	176	259	529	739
Increase in interest expense — change in fair value of interest rate swaps	928	—	300	—
Equity in excess cash flows over earnings of SLC Pipeline	167	—	387	—
Increase (decrease) in deferred revenue	(3,407)	3,857	(8,076)	10,638
SLC Pipeline acquisition costs*	—	—	2,500	—
Maintenance capital expenditures**	(545)	(872)	(2,262)	(2,418)

Distributable cash flow	$20,678	$15,749	$51,677	$43,452

*	Under provisions of Accounting Standards Codification (“ASC”) Topic “Business Combinations” (previously Statement of Financial Accounting Standards (“SFAS”) No. 141(R)), effective January 1, 2009, we were required to expense rather than capitalize certain acquisition costs of $2.5 million associated with our joint venture agreement with Plains that closed in March 2009. As these costs directly relate to our interest in the new joint venture pipeline and are similar to expansion capital expenditures, we have added back these costs to arrive at distributable cash flow.

**	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(4)	The amounts reported for the nine months ended September 30, 2008 represent volumes transported on the crude pipelines for the period from March 1, 2008 through September 30, 2008 only. Volumes shipped during the months of March through September 2008 averaged 132.5 mbpd. For the nine months ended September 30, 2008, crude pipeline volumes are based on volumes shipped during the months of March through September 2008, averaged over the 274 days in the first nine months of 2008. Under the pipelines and tankage agreement with Holly, fees are based on volumes transported on each pipeline component comprising the crude pipeline system (the crude oil gathering pipelines and the crude oil trunk lines). Accordingly, volumes transported on the crude pipelines represent the sum of volumes transported on both pipeline components. In cases where volumes are transported over both components of the crude pipeline system, such volumes are reflected twice in the total crude oil pipeline volumes.

	September 30,	December 31,
	2009	2008
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$4,050	$5,269
Working capital(5)	$4,943	$(37,832)
Total assets(6)	$518,965	$439,688
Long-term debt(7)	$429,819	$355,793
Total equity(6)(8)	$59,069	$8,120

(5)	Working capital at December 31, 2008 reflects $29.0 million of credit agreement advances that were classified as short-term borrowings.

(6)	As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets transferred to us upon our initial public offering in 2004, the intermediate pipelines purchased from Holly in 2005 and the Tulsa loading racks purchased in August 2009 had been acquired from third parties, our acquisition cost in excess of Holly’s basis in the transferred assets of $163.0 million would have been recorded as increases to our properties and equipment and intangible assets instead of reductions to equity.

(7)	Includes $245.0 million of credit agreement advances that were classified as long-term debt at September 30, 2009.

(8)	On January 1, 2009, we adopted accounting standards under ASC Topic “Noncontrolling Interest in a Subsidiary” (previously SFAS No. 160). As a result, net income attributable to the noncontrolling interest in our Rio Grande subsidiary is now presented as an adjustment to net income to arrive at “Net income attributable to Holly Energy Partners, L.P.” in our Consolidated Statements of Income. Prior to our adoption of this standard, this amount was presented as “Minority interest in Rio Grande,” a non-operating expense item before “Income before income taxes.” Additionally, equity attributable to noncontrolling interests in our Rio Grande subsidiary is now presented as a separate component of total equity in our Consolidated Financial Statements. We have applied these standards on a retrospective basis. While this presentation differs from previous U.S. GAAP requirements, it did not affect our net income and equity attributable to HEP.

(9)	On January 1, 2009, we also adopted accounting standards under ASC Topic “Earnings Per Share” (previously Emerging Issues Task Force (“EITF”) No. 07-4), which prescribe the application of the two-class method in computing earnings per unit to reflect a master limited partnership’s contractual obligation to make distributions to the general partner, limited partners and incentive distribution rights holders. As a result, our quarterly earnings allocations to the general partner now include incentive distributions that were declared subsequent to quarter end. Prior to our adoption of these standards, our general partner earnings allocations included incentive distributions that were declared during each quarter. We have applied these standards on a retrospective basis. The adoption of these standards resulted in a decrease in our limited partners’ interest in net income attributable to Holly Energy Partners, L.P. for the three and nine months ended September 30, 2008, reducing earnings per limited partner unit by $.01 to $0.34 and $0.95 for the three and nine months ended September 30, 2008, respectively.

FOR FURTHER INFORMATION, Contact:
  Bruce R. Shaw, Senior Vice President and
     Chief Financial Officer
  M. Neale Hickerson, Vice President,
     Investor Relations
  Holly Energy Partners, L.P.
  214/871-3555